Exhibit 99.2


Auto Data Network, Inc. Announces Sale of DMS Business to Aftersoft Group, Inc. and Record Date for Spin-Off of Stake in Aftersoft

NEW YORK and LONDON, Aug. 4, 2006 (PRIMEZONE) -- Auto Data Network, Inc. (Pink Sheets:ADNW) and Aftersoft Group, Inc. (OTCBB:ASFG) today announced that they have entered into a binding agreement for Aftersoft to acquire EXP Dealer Software from Auto Data Network, Inc. EXP Dealer Software owns and operates Auto Data Network's DMS business. The acquisition is expected to close contemporaneously with the August 25th record date for the spin-off of Auto Data Network's stake in Aftersoft Group, Inc. to its shareholders.

ADN CEO Ian Warwick commented as follows: "The acquisition of the DMS business of ADN by Aftersoft creates greater opportunity for Aftersoft as a standalone company and enables ADN to proceed with its previously announced plan to spin off its holdings in Aftersoft to ADN's shareholders. This should also facilitate the sale of the remaining business in ADN before year end."

Warwick continued, "After careful consideration we believe this structure will create greater shareholder value in both the near and long term. Aftersoft will have revenues of $34 million and net income of $5.5 million for the current year when you pro forma the two businesses together. These numbers do not include the organic growth we are expecting from cross-selling and new product launches as well as accretive acquisitions that Aftersoft will target."

Auto Data Network will own a total of 60 million shares of Aftersoft when the acquisition closes, which it intends to dividend to its shareholders of record as of 25 August 2006, subject to receipt of all necessary approvals for the spin-off.

About Auto Data Network, Inc.

Auto Data Network is a group of established companies that provide software products and services to the automotive industry. The company's main customer base is the auto dealership marketplace. This marketplace consists of approximately 78,000 dealers in North America and 92,000 dealers in Europe. The company estimates that this represents a $15 billion market for software and services specifically for auto dealerships.

About Aftersoft Group, Inc.

Aftersoft is a leading supplier of business management solutions serving small and medium-size businesses. Aftersoft Group, Inc. has operations in Sheffield (United Kingdom), Allentown (Pennsylvania), and San Juan Capistrano (California). Aftersoft is currently focused on serving the Auto Parts aftermarket, which is a $68 billion market opportunity in the U.S. alone, with approximately 20,000 potential clients. Aftersoft has recently developed its products so as to be able to serve the wholesale market, a $263 billion U.S. market opportunity with 31,000 potential clients, and the hardlines and lumber market, a $95 billion market opportunities with 29,000 potential clients.

Our customers have complex supply chains that need specialized software services to operate efficiently. Our customers operate in complex distribution environments and manage market and sell large quantities of diverse types of products. Businesses with complex supply chains need more sophisticated systems in tune with their vertical marketplace to operate efficiently.

The Company's Systems and Services

Meeting the needs of the automotive aftermarket requires a combination of business management systems, information products and online services that combine to deliver benefits for all parties involved in the timely repair of a vehicle. The company provides systems and services which meet these needs and help its customers meet their customers' expectations. These products and services include:

-- Business management systems comprised of the Company's proprietary software applications, implementation and training and third-party hardware and peripherals;

-- information products related to parts, tires, labor estimates, scheduled maintenance, repair information, technical service bulletins, pricing and product features and benefits, which are used by the different participants in the automotive aftermarket; and,

-- Online services and products that provide online connectivity between manufacturers, warehouse distributors, retailers and automotive service providers. These products enable electronic data interchange throughout the automotive aftermarket supply chain between the different trading partners. They also enable procurement and business services to be projected over the Web to an expanded business audience.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the company's business including, increased competition; the ability of the company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in filings with the Securities and Exchange Commission (SEC).


CONTACT: Auto Data Network, Inc.
         Ian Warwick
         (212) 897-6848
         info@autodatanetwork.com



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